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                                OPTION AGREEMENT

         Agreement made as of this      day of October, 1999 by and between
REPRO-MED SYSTEMS, INC. ("RMS") and GAMOGEN, Inc. ("Gamogen");

                WHEREAS, the parties are concurrently entering into an Asset Purchase Agreement and RMS is selling its control interest in Gamogen to Southbridge Group, LLC;

                NOW THEREFORE, the parties hereto agree as follows:

         1. RMS hereby grants Gamogen the option to exchange all of its right, title and interest in the Restore Joint Venture between RMS and Gamogen exercisable on written notice to RMS during the three (3) year period commencing forty-five (45) days after the date hereof for the 50,000 shares of Common Stock of Gamogen retained by RMS.

                2. Gamogen hereby grants to RMS the option exercisable on written notice to Gamogen during the sixty (60) day period commencing one year after the date hereof to exchange the 50,000 shares of Gamogen Common Stock retained by RMS for all of Gamogen's right, title and interest in the Restore joint Venture between RMS and Gamogen.

         3. The 50,000 shares of Gamogen, Inc. Common Stock shall be delivered to Aaron A. Grunfeld as escrow agent together with a blank stock power annexed, to be delivered to Gamogen, Inc. upon receipt by the said escrow agent of an assignment from Gamogen, Inc. to RMS of its interest in the Restore Joint Venture in form as annexed hereto as Exhibit 1.

                                       REPRO-MED SYSTEMS, INC.

                                       By:
                                          ---------------------------------
                                                                , President

                                       GAMOGEN, INC.

                                       By:
                                          ---------------------------------
                                                                , President